UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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August Technology Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAILED TO SHAREHOLDERS ON OR ABOUT JANUARY 30, 2006

January 30, 2006

AN IMPORTANT REMINDER TO VOTE YOUR PROXY!

Dear Fellow Shareholder:

We have previously sent you proxy materials concerning an extremely important Special Meeting of August Technology Shareholders to vote upon its proposed merger with Rudolph Technologies.  This meeting is scheduled to be held on Wednesday, February 15th.

We believe that the proposed merger offers a number of major benefits to August, including the following:

•      The merged Company will become the second largest “pure play” Company in the semiconductor process control equipment industry;

•      The proposed merger is expected to be accretive in the first year of operations; and

•      The merged Company intends to be a leader in consolidating a fragmented industry.

Accordingly, your Board of Directors has unanimously recommended that August Shareholders vote in favor of the proposed merger, the material details of which are disclosed in the joint proxy statement/prospectus, dated January 13, 2006, which you should have previously received.

Under the proposed terms of the merger, August shareholders may elect to receive either $10.50 per share in cash or 0.7625 of a share of Rudolph Technologies common stock, subject to the proration and allocation procedures described in the aforementioned joint proxy statement/prospectus.  For this purpose, you should have recently received an Election Form/Letter of Transmittal in a mailing that was separate from your proxy materials.

Please take the time to Vote Your August Shares Now, even if you have not yet made any cash/stock election decision.   While you need not make any immediate decision as to a cash/stock election, please note that the election deadline for the receipt of your instructions for the cash/stock election is Tuesday, February 14th.

Please take immediate action to ensure that your August shares are represented at this important Special Meeting.  Since approval of the proposed merger requires an affirmative vote from a majority of the total outstanding shares of August Technology common stock, if we do not receive any proxy instructions from you, it will have the same effect as a vote against the merger.

We urge you to follow the telephone or internet voting instructions that are enclosed with this letter, and to also sign, date, and return the enclosed voting instruction form or proxy card in the envelope provided.  Your taking these actions now will provide added assurance that your shares will be represented at the Special Meeting.

Your vote is extremely important, regardless of the number of August shares you currently own.  Thank you for giving this important matter your prompt attention.

If you have any questions, please feel free to contact either one of us.

Sincerely,

Jeff L. O’Dell	Stan Piekos
Chairman and Chief Executive Officer	Chief Financial Officer
(952) 259-1601	(952) 259-1672

About August Technology

August Technology’s automated inspection and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market. With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system. Following detection August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions. Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization. Additional information can be found on the company’s website at www.augusttech.com.

About Rudolph Technologies, Inc.

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology and defect inspection systems used by semiconductor device manufacturers. The Company’s products provide a full-fab solution through its families of proprietary systems, which are used throughout the device manufacturing process. Rudolph’s product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry’s growth in order to enhance the competitiveness of its products in the marketplace. The Company’s success in creating complementary metrology and inspection applications through aggressive research and development is key to Rudolph’s strategy for continued technological and market leadership.

Additional Information and Where to Find It

Rudolph and August Technology have filed with the Securities and Exchange Commission a Joint Proxy Statement/Prospectus, which contains important information, including detailed risk factors.  This Joint Proxy Statement/Prospectus and other documents filed by Rudolph and August Technology with the SEC are available at http://www.sec.gov, the SEC’s website and at the companies’ websites, which are http://www.rudolphtech.com and http://www.augusttech.com, respectively.  In a addition, investors may obtain free copies of the documents filed with the SEC by Rudolph or August Technology, without charge, by calling The Proxy Advisory Group of Strategic Surveillance, LLC at (866) 657-8728 or (212) 850-8150. Investors and security holders are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger.